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                                                                 Exhibit (a)(14)


                      ADDENDUM FOR EMPLOYEES IN HONG KONG


Securities Information

     Any New Options which may be granted to you pursuant to the Offer will be subject to your execution of an undertaking not to sell shares obtained upon the exercise of the New Options for a period of six (6) months from the grant date. In addition, the New Options will be non-transferable other than pursuant to a will or the laws of descent and distribution.